The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Reports Fourth-Quarter and Full-Year 2017 Results

Cincinnati, February 7, 2018 – Cincinnati Financial Corporation (Nasdaq: CINF) today reported:

•	Fourth-quarter 2017 net income of $642 million, or $3.88 per share, compared with $100 million, or 60 cents per share, in the fourth quarter of 2016.

•
Full-year 2017 net income of $1.045 billion, or $6.29 per share, up 77 percent from $591 million, or $3.55 per share, in 2016. Non-GAAP operating income of $455 million, or $2.74 per share, down 11 percent from $511 million, or $3.07 per share.

•
$542 million increase in fourth-quarter 2017 net income, reflecting a $495 million benefit from net deferred income tax liability revaluation due to U.S. tax reform, a $27 million increase in after-tax property casualty underwriting income and a $19 million after-tax increase in net realized investment gains.

•	$50.29 book value per share at December 31, 2017, up $7.34 or 17.1 percent since December 31, 2016, and including $3.02 or 7.0 percent from the tax benefit noted above.

•	22.9 percent value creation ratio for full-year 2017, including 7.0 percent from the tax benefit noted above, compared with 14.5 percent for 2016.

Financial Highlights

(Dollars in millions except per share data)	Three months ended December 31,			Twelve months ended December 31,
	2017	2016	% Change	2017	2016	% Change
Revenue Data
Earned premiums	$1,258	$1,192	6	$4,954	$4,710	5
Investment income, net of expenses	156	153	2	609	595	2
Total revenues	1,411	1,312	8	5,732	5,449	5
Income Statement Data
Net income	$642	$100	542	$1,045	$591	77
Realized investment gains and losses, net	(6)	(25)	76	95	80	19
Effects of U.S. tax reform legislation	495	—	nm	495	—	nm
Non-GAAP operating income*	$153	$125	22	$455	$511	(11)
Per Share Data (diluted)
Net income	$3.88	$0.60	547	$6.29	$3.55	77
Realized investment gains and losses, net	(0.04)	(0.15)	73	0.57	0.48	19
Effects of U.S. tax reform legislation	2.99	—	nm	2.98	—	nm
Non-GAAP operating income*	$0.93	$0.75	24	$2.74	$3.07	(11)

Book value				$50.29	$42.95	17
Cash dividend declared	$1.00	$0.48	108	$2.50	$1.92	30
Diluted weighted average shares outstanding	165.6	166.5	(1)	166.0	166.5	0

*
The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures section near the end of this report defines and reconciles measures presented in this release that are not based on U. S. Generally Accepted Accounting Principles.

**	Forward-looking statements and related assumptions are subject to the risks outlined in the company’s safe harbor statement.

CINF 4Q17 Release 1

Insurance Operations Fourth-Quarter Highlights

•
92.9 percent fourth-quarter 2017 property casualty combined ratio, down from 96.2 percent for the fourth quarter of 2016. Full-year 2017 property casualty combined ratio at 97.5 percent, with net written premiums up 6 percent.

•	6 percent increase in fourth-quarter 2017 net written premiums, reflecting price increases and premium growth initiatives.

•
$151 million fourth-quarter 2017 property casualty new business written premiums. Agencies appointed since the beginning of 2016 contributed $23 million or 15 percent of total fourth-quarter new business written premiums.

•
$106 million increase in fourth-quarter 2017 life insurance subsidiary net income, including a $111 million benefit from revaluation of deferred income taxes due to tax reform, and 11 percent growth in life insurance earned premiums.

Investment and Balance Sheet Highlights

•	2 percent or $3 million rise in fourth-quarter 2017 pretax investment income, including 5 percent growth for stock portfolio dividends and 1 percent growth for bond interest income.

•	10 percent full-year increase in fair value of total investments at December 31, 2017, including a 17 percent increase for the stock portfolio and a 6 percent increase for the bond portfolio.

•	$2.511 billion parent company cash and marketable securities at year-end 2017, up 18 percent from a year ago.

Fourth-Quarter Improves Full-Year Results
Steven J. Johnston, president and chief executive officer, commented: “Non-GAAP operating income for the fourth quarter rose 22 percent over last year’s result, bringing our full-year non-GAAP operating income to $455 million. Full-year 2017 net income rose 77 percent to $1.045 billion, including a $495 million benefit related to the passage of the Tax Cuts and Jobs Act of 2017.
“After one of the highest catastrophe losses for any recent third-quarter for our company, fourth-quarter catastrophe losses swung the other way – decreasing 6.2 points compared with fourth-quarter 2016 – and improving our property casualty insurance full-year results. A fourth-quarter combined ratio of 92.9 percent helped improve our combined ratio from 99.1 percent at nine months to 97.5 percent for the full-year. Underwriting profits before taxes increased 91 percent for the quarter and helped us earn a 2017 full-year underwriting profit of $128 million.
“Our fourth-quarter and full-year combined ratios also included higher paid losses and some areas of higher reserve estimates of losses and loss expenses not yet paid for our commercial casualty line of business. While our commercial casualty line achieved an underwriting profit in 2017, we felt it was prudent to record higher reserves for estimated losses in this line. Development for all lines in total remained favorable for the full year, advancing our record of net favorable property casualty reserve development to 29 years as we continue to follow our consistent reserving practices.”
Focused, Profitable Growth
“For the first time, full-year new business premiums written with our independent agencies exceeded $600 million. Property casualty net written premium growth continued to reach our target, increasing 6 percent, compared with full-year 2016, to $4.8 billion and rising for each of our property casualty insurance segments for both the fourth quarter and the full year.
“We continue our careful, measured expansion of our product lines, marketing territories and independent agency force, with an eye toward gradual geographic diversification of our premium sources. During the fourth quarter, net written premiums from our excess and surplus lines operation, launched in 2008, passed the $200 million mark. Our initiatives to attract more of our agents’ high net worth clients and to grow our reinsurance assumed division, Cincinnati ReSM, continued on track, both increasing property casualty net written premiums.
“We continue to make strides toward pricing precision, using models and agent-provided information to identify the right price for new business and to take action on selected renewal accounts to improve price adequacy. During the fourth quarter, commercial lines policies and excess and surplus lines business that renewed had price percentage increases that averaged in the low-single-digits; price increases averaged in the high-single-digits for personal auto renewals and in the mid-single-digits for homeowner policies.”
Confidence in the Future
“The U.S. tax reform recently passed by Congress enhances our optimism for the future of Cincinnati Financial. Not only does it create a more level playing field for domestic insurers, it also amplifies the advantages of our equity investment strategy. For full-year 2017, our annual equity portfolio total return was 21 percent, increasing our total equity portfolio fair value to $6.249 billion.
“At December 31, 2017, our book value climbed 17 percent to $50.29 bolstered by record pretax investment income of $609 million. The board of directors’ recent decision to increase the cash dividend demonstrates their confidence in the future success of our strategies and sets the stage for a 58th consecutive year of increasing regular annual dividends.”

CINF 4Q17 Release 2

Insurance Operations Highlights
Consolidated Property Casualty Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2017	2016	% Change	2017	2016	% Change
Earned premiums	$1,199	$1,139	5	$4,722	$4,482	5
Fee revenues	3	3	0	11	10	10
Total revenues	1,202	1,142	5	4,733	4,492	5

Loss and loss expenses	741	751	(1)	3,138	2,861	10
Underwriting expenses	373	345	8	1,467	1,389	6
Underwriting profit	$88	$46	91	$128	$242	(47)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	61.8%	65.9%	(4.1)	66.4%	63.8%	2.6
Underwriting expenses	31.1	30.3	0.8	31.1	31.0	0.1
Combined ratio	92.9%	96.2%	(3.3)	97.5%	94.8%	2.7

			% Change			% Change
Agency renewal written premiums	$987	$951	4	$4,198	$4,072	3
Agency new business written premiums	151	134	13	626	551	14
Cincinnati Re net written premiums	21	15	40	125	71	76
Other written premiums	(29)	(36)	19	(109)	(114)	4
Net written premiums	$1,130	$1,064	6	$4,840	$4,580	6

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	62.2%	59.9%	2.3	61.1%	59.8%	1.3
Current accident year catastrophe losses	1.5	7.5	(6.0)	7.8	7.7	0.1
Prior accident years before catastrophe losses	(1.3)	(1.1)	(0.2)	(1.9)	(3.5)	1.6
Prior accident years catastrophe losses	(0.6)	(0.4)	(0.2)	(0.6)	(0.2)	(0.4)
Loss and loss expense ratio	61.8%	65.9%	(4.1)	66.4%	63.8%	2.6

Current accident year combined ratio before
catastrophe losses	93.3%	90.2%	3.1	92.2%	90.8%	1.4

•
6 percent growth in both fourth-quarter and full-year 2017 property casualty net written premiums, with Cincinnati Re contributing 1 percent to growth in both periods. The increase in premiums also reflects other growth initiatives, price increases and a higher level of insured exposures.

•
13 percent and 14 percent increase in fourth-quarter and full-year 2017 new business premiums written by agencies, compared with a year ago. The full-year increase of $75 million included a $58 million increase in standard market property casualty production from agencies appointed since the beginning of 2016.

•
1,702 agency relationships in 2,256 reporting locations marketing standard market property casualty insurance products at December 31, 2017, compared with 1,614 agency relationships in 2,090 reporting locations at year-end 2016. During 2017, new agency appointments included 107 agencies that market most or all of our property casualty insurance products and 104 that market only our personal lines products.

•
3.3 percentage-point fourth-quarter 2017 combined ratio decrease, including a decrease of 6.2 points for lower losses from natural catastrophes, partially offset by an increase of 2.3 points for current accident year loss and loss expense experience before catastrophe losses.

•	2.7 percentage-point increase in full-year 2017 combined ratio, compared with 2016, including a decrease of 0.3 points for losses from natural catastrophes.

•
1.9 and 2.5 percentage-point fourth-quarter and full-year 2017 benefit from favorable prior accident year reserve development of $23 million and $119 million, compared with 1.5 points or $17 million for fourth-quarter 2016 and 3.7 points or $168 million of favorable development for full-year 2016.

•
1.3 percentage-point increase, to 61.1 percent, for the full-year 2017 ratio of current accident year losses and loss expenses before catastrophes, including a 0.8 point increase in the ratio for current accident year losses of $1 million or more per claim.

CINF 4Q17 Release 3

•
0.1 percentage-point increase in the full-year 2017 underwriting expense ratio, as higher earned premiums and ongoing expense management efforts were slightly offset by strategic investments that include enhancement of underwriting expertise.

CINF 4Q17 Release 4

Commercial Lines Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2017	2016	% Change	2017	2016	% Change
Earned premiums	$796	$779	2	$3,165	$3,089	2
Fee revenues	2	2	0	5	5	0
Total revenues	798	781	2	3,170	3,094	2

Loss and loss expenses	487	503	(3)	2,042	1,928	6
Underwriting expenses	253	242	5	1,009	982	3
Underwriting profit	$58	$36	61	$119	$184	(35)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	61.1%	64.6%	(3.5)	64.5%	62.4%	2.1
Underwriting expenses	31.8	31.1	0.7	31.9	31.8	0.1
Combined ratio	92.9%	95.7%	(2.8)	96.4%	94.2%	2.2

			% Change			% Change
Agency renewal written premiums	$672	$658	2	$2,880	$2,832	2
Agency new business written premiums	96	91	5	397	372	7
Other written premiums	(22)	(28)	21	(75)	(82)	9
Net written premiums	$746	$721	3	$3,202	$3,122	3

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	62.0%	60.8%	1.2	61.1%	59.3%	1.8
Current accident year catastrophe losses	1.3	5.1	(3.8)	5.7	7.3	(1.6)
Prior accident years before catastrophe losses	(1.2)	(0.9)	(0.3)	(1.6)	(4.0)	2.4
Prior accident years catastrophe losses	(1.0)	(0.4)	(0.6)	(0.7)	(0.2)	(0.5)
Loss and loss expense ratio	61.1%	64.6%	(3.5)	64.5%	62.4%	2.1

Current accident year combined ratio before
catastrophe losses	93.8%	91.9%	1.9	93.0%	91.1%	1.9

•
3 percent growth in both fourth-quarter and full-year 2017 commercial lines net written premiums, reflecting growth initiatives, a higher level of insured exposures and price increases. Fourth-quarter and full-year 2017 commercial lines average renewal pricing increases in the low-single-digit percent range.

•	$25 million or 7 percent rise in full-year 2017 new business written by agencies, driven by production from agencies appointed since the beginning of 2016.

•	2.8 percentage-point decrease in fourth-quarter 2017 combined ratio, including a decrease of 4.4 points for losses from natural catastrophes.

•	2.2 percentage-point increase in the full-year 2017 combined ratio, including a decrease of 2.1 points from natural catastrophe losses.

•
2.2 and 2.3 percentage-point fourth-quarter and full-year 2017 benefit from favorable prior accident year reserve development of $18 million and $73 million, compared with 1.3 points or $11 million for fourth-quarter 2016 and 4.2 points or $129 million of favorable development for full-year 2016.

•
1.8 percentage-point increase, to 61.1 percent, for the full-year 2017 ratio of current accident year losses and loss expenses before catastrophes, including an increase of 0.4 points in the ratio for current accident year losses of $1 million or more per claim.

CINF 4Q17 Release 5

Personal Lines Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2017	2016	% Change	2017	2016	% Change
Earned premiums	$320	$297	8	$1,241	$1,161	7
Fee revenues	1	1	0	5	4	25
Total revenues	321	298	8	1,246	1,165	7

Loss and loss expenses	212	226	(6)	918	840	9
Underwriting expenses	93	84	11	360	337	7
Underwriting profit (loss)	$16	$(12)	nm	$(32)	$(12)	(167)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	66.3%	76.1%	(9.8)	74.0%	72.4%	1.6
Underwriting expenses	29.2	28.3	0.9	29.0	29.0	0.0
Combined ratio	95.5%	104.4%	(8.9)	103.0%	101.4%	1.6

			% Change			% Change
Agency renewal written premiums	$275	$258	7	$1,156	$1,099	5
Agency new business written premiums	39	31	26	161	122	32
Other written premiums	(5)	(6)	17	(23)	(23)	0
Net written premiums	$309	$283	9	$1,294	$1,198	8

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	64.9%	62.1%	2.8	64.0%	63.0%	1.0
Current accident year catastrophe losses	1.8	14.0	(12.2)	11.2	9.7	1.5
Prior accident years before catastrophe losses	(0.5)	0.4	(0.9)	(0.9)	0.0	(0.9)
Prior accident years catastrophe losses	0.1	(0.4)	0.5	(0.3)	(0.3)	0.0
Loss and loss expense ratio	66.3%	76.1%	(9.8)	74.0%	72.4%	1.6

Current accident year combined ratio before
catastrophe losses	94.1%	90.4%	3.7	93.0%	92.0%	1.0

•
9 percent and 8 percent growth in fourth-quarter and full-year 2017 personal lines net written premiums, including growth in new business and higher renewal written premiums that benefited from rate increases.

•
3 percent increase in full-year 2017 earned premiums in aggregate from our five highest volume states where we offer personal lines policies and that represent approximately half of our personal lines premiums, while rising 11 percent for all other states in aggregate as we progress toward geographic diversification.

•
26 percent and 32 percent increase in fourth-quarter and full-year 2017 new business written premium, driven by increases of approximately $8 million and $30 million, respectively, from agencies’ high net worth clients.

•	8.9 percentage-point decrease in fourth-quarter 2017 combined ratio, including 11.7 points from a decrease in natural catastrophe losses.

•	1.6 percentage-point increase in the full-year 2017 combined ratio, including 1.5 points from an increase in losses from natural catastrophes.

•
0.4 and 1.2 percentage-point fourth-quarter and full-year 2017 benefit from favorable prior accident year reserve development of $1 million and $14 million, compared with an immaterial effect for fourth-quarter 2016 and 0.3 points or $4 million of favorable development for full-year 2016.

•
1.0 percentage-point increase, to 64.0 percent, for the full-year 2017 ratio of current accident year losses and loss expenses before catastrophes, including an increase of 2.2 points in the ratio for current accident year losses of $1 million or more per claim.

CINF 4Q17 Release 6

Excess and Surplus Lines Insurance Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2017	2016	% Change	2017	2016	% Change
Earned premiums	$56	$47	19	$209	$183	14
Fee revenues	—	—	0	1	1	0
Total revenues	56	47	19	210	184	14

Loss and loss expenses	28	13	115	86	68	26
Underwriting expenses	17	14	21	63	54	17
Underwriting profit	$11	$20	(45)	$61	$62	(2)

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Loss and loss expenses	50.7%	29.3%	21.4	41.4%	37.6%	3.8
Underwriting expenses	29.1	29.4	(0.3)	29.7	29.4	0.3
Combined ratio	79.8%	58.7%	21.1	71.1%	67.0%	4.1

			% Change			% Change
Agency renewal written premiums	$40	$35	14	$162	$141	15
Agency new business written premiums	16	12	33	68	57	19
Other written premiums	(2)	(2)	0	(11)	(9)	(22)
Net written premiums	$54	$45	20	$219	$189	16

Ratios as a percent of earned premiums:			Pt. Change			Pt. Change
Current accident year before catastrophe losses	57.6%	41.4%	16.2	54.0%	54.4%	(0.4)
Current accident year catastrophe losses	0.3	2.6	(2.3)	1.1	1.6	(0.5)
Prior accident years before catastrophe losses	(7.1)	(14.7)	7.6	(13.6)	(18.3)	4.7
Prior accident years catastrophe losses	(0.1)	0.0	(0.1)	(0.1)	(0.1)	0.0
Loss and loss expense ratio	50.7%	29.3%	21.4	41.4%	37.6%	3.8

Current accident year combined ratio before
catastrophe losses	86.7%	70.8%	15.9	83.7%	83.8%	(0.1)

•	20 percent and 16 percent growth in fourth-quarter and full-year 2017 excess and surplus lines net written premiums, including renewal price increases averaging in the low-single-digit percent range.

•	19 percent increase in full-year 2017 new business written premiums, reflecting an increase in marketing efforts while continuing to carefully underwrite each policy.

•
21.1 percentage-point increase in fourth-quarter 2017 combined ratio, primarily due to an increase of 16.2 points in the ratio for current accident year losses and loss expenses before catastrophe losses.

•	4.1 percentage-point increase in the full-year 2017 combined ratio, primarily due to less favorable prior accident year reserve development.

•
7.2 and 13.7 percentage-point fourth-quarter and full-year 2017 benefit from favorable prior accident year reserve development of $4 million and $29 million, compared with 14.7 points or $7 million for fourth-quarter 2016 and 18.4 points or $34 million of favorable development for full-year 2016.

•
0.4 percentage-point improvement, to 54.0 percent, for the full-year 2017 ratio of current accident year losses and loss expenses before catastrophes, including a 0.2 point decrease in the ratio for current accident year losses of $1 million or more per claim.

CINF 4Q17 Release 7

Life Insurance Subsidiary Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2017	2016	% Change	2017	2016	% Change
Term life insurance	$40	$37	8	$158	$149	6
Universal life insurance	10	3	233	38	37	3
Other life insurance, annuity, and disability income products	9	13	(31)	36	42	(14)
Earned premiums	59	53	11	232	228	2
Investment income, net of expenses	38	38	0	155	155	—
Realized investment gains, net	2	4	(50)	6	8	(25)
Fee revenues	1	1	0	5	5	0
Total revenues	100	96	4	398	396	1
Contract holders’ benefits incurred	68	58	17	252	246	2
Underwriting expenses incurred	16	14	14	79	76	4
Total benefits and expenses	84	72	17	331	322	3
Net income before income tax	16	24	(33)	67	74	(9)
Income (benefit) tax	(106)	8	nm	(88)	26	nm
Net income of the life insurance subsidiary	$122	$16	663	$155	$48	223

•	$4 million or 2 percent increase in full-year 2017 earned premiums, including a 6 percent increase for term life insurance, our largest life insurance product line.

•
$107 million improvement in full-year 2017 life insurance subsidiary net income, including a $111 million benefit from revaluation of deferred income taxes due to tax reform, partially offset by less favorable mortality experience.

•
$166 million or 18 percent full-year 2017 increase to $1.104 billion in GAAP shareholders’ equity for The Cincinnati Life Insurance Company, largely reflecting $155 million in net income that included the $111 million tax benefit noted above.

CINF 4Q17 Release 8

Investment and Balance Sheet Highlights
Investments Results

(Dollars in millions)	Three months ended December 31,			Twelve months ended December 31,
	2017	2016	% Change	2017	2016	% Change
Investment income, net of expenses	$156	$153	2	$609	$595	2
Investment interest credited to contract holders’	(23)	(23)	0	(93)	(90)	(3)
Realized investment gains and losses, net	(8)	(37)	78	148	124	19
Investment profit	$125	$93	34	$664	$629	6

Investment income:
Interest	$111	$110	1	$445	$440	1
Dividends	46	44	5	170	161	6
Other	1	1	0	4	3	33
Less investment expenses	2	2	0	10	9	11
Investment income, pretax	156	153	2	609	595	2
Less income taxes	36	36	0	142	141	1
Total investment income, after-tax	$120	$117	3	$467	$454	3

Investment returns:
Average invested assets plus cash and cash equivalents	$17,128	$15,867		$16,657	$15,316
Average yield pretax	3.64%	3.86%		3.66%	3.88%
Average yield after-tax	2.80	2.95		2.80	2.96
Effective tax rate	22.9%	23.5%		23.4%	23.8%
Fixed-maturity returns:
Average amortized cost	$10,225	$9,728		$10,057	$9,562
Average yield pretax	4.34%	4.52%		4.42%	4.60%
Average yield after-tax	3.20	4.52		3.24	4.60
Effective tax rate	26.3%	27.2%		26.7%	27.3%

•	$3 million or 2 percent rise in fourth-quarter 2017 pretax investment income, including 5 percent growth in equity portfolio dividends and 1 percent growth in interest income.

•
$374 million or 12 percent fourth-quarter 2017 net increase in pretax net unrealized investment portfolio gains, including a $394 million increase for the equity portfolio and $20 million decrease for the bond portfolio. The total increase included the effect of $14 million of pretax net realized losses from investment portfolio security sales or called bonds during fourth-quarter 2017, including $23 million of net realized losses from equity portfolio sales.

•
$915 million or 35 percent full-year 2017 net increase in pretax net unrealized investment portfolio gains, including an $816 million increase for the equity portfolio and $99 million increase for the bond portfolio. The total increase included the offsetting effect of $148 million of pretax net realized gains from investment portfolio security sales or called bonds during full-year 2017, including $123 million from equity portfolio sales.

•	Effective tax rate for 2018 investment income estimated at approximately 16 percent, assuming pretax investment income amounts and portfolio mix matches 2017.

CINF 4Q17 Release 9

Balance Sheet Highlights

(Dollars in millions except share data)	At December 31,	At December 31,
	2017	2016
Total investments	$17,051	$15,500
Total assets	21,843	20,386
Short-term debt	24	20
Long-term debt	787	787
Shareholders’ equity	8,243	7,060
Book value per share	50.29	42.95
Debt-to-total-capital ratio	9.0%	10.3%

•	$17.708 billion in consolidated cash and invested assets at December 31, 2017, up 9 percent from $16.277 billion at year-end 2016.

•	$10.699 billion bond portfolio at December 31, 2017, with an average rating of A2/A. Fair value increased $159 million or 2 percent during the fourth quarter of 2017.

•
$6.249 billion equity portfolio was 36.6 percent of total investments, including $3.155 billion in pretax net unrealized gains at December 31, 2017. Fourth-quarter 2017 increase in fair value of $224 million or 4 percent.

•
$5.094 billion of statutory surplus for the property casualty insurance group at December 31, 2017, including an estimated $129 million benefit from revaluation of deferred income taxes due to tax reform, and up $408 million from $4.686 billion at year-end 2016, after declaring $465 million in dividends to the parent company. The ratio of net written premiums to property casualty statutory surplus for the 12 months ended December 31, 2017, was 1.0-to-1, matching year-end 2016.

•
$4.43 fourth-quarter 2017 increase in book value per share, including additions of $3.96 from net income before realized gains and $1.43 from investment portfolio realized gains and changes in unrealized gains that were offset by deductions of $1.00 from dividends declared to shareholders.

•
Value creation ratio of 22.9 percent for full-year 2017, including 13.5 percentage points from net income before net realized investment gains, which includes underwriting and investment income plus a 7.0 percent benefit from revaluation of deferred income taxes due to tax reform, and 9.7 points from investment portfolio realized gains and changes in unrealized gains, including 8.6 points from our stock portfolio and 1.1 points from our bond portfolio.

For additional information or to register for our conference call webcast, please visit cinfin.com/investors.

Cincinnati Financial Corporation offers business, home and auto insurance, our main business, through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life and disability income insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address:                    Street Address:
P.O. Box 145496                        6200 South Gilmore Road
Cincinnati, Ohio 45250-5496                Fairfield, Ohio 45014-5141

Safe Harbor Statement
This is our “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Our business is subject to certain risks and uncertainties that may cause actual results to differ materially from those suggested by the forward-looking statements in this report. Some of those risks and uncertainties are discussed in our 2016 Annual Report on Form 10-K, Item 1A, Risk Factors, Page 29.

Factors that could cause or contribute to such differences include, but are not limited to:

•	Unusually high levels of catastrophe losses due to risk concentrations, changes in weather patterns, environmental events, terrorism incidents or other causes

•	Increased frequency and/or severity of claims or development of claims that are unforeseen at the time of policy issuance

•	Inadequate estimates, assumptions or reliance on third-party data used for critical accounting estimates

•	Declines in overall stock market values negatively affecting the company’s equity portfolio and book value

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•
Prolonged low interest rate environment or other factors that limit the company’s ability to generate growth in investment income or interest rate fluctuations that result in declining values of fixed-maturity investments, including declines in accounts in which we hold bank-owned life insurance contract assets

•	Domestic and global events resulting in capital market or credit market uncertainty, followed by prolonged periods of economic instability or recession, that lead to:

◦	Significant or prolonged decline in the fair value of a particular security or group of securities and impairment of the asset(s)

◦	Significant decline in investment income due to reduced or eliminated dividend payouts from a particular security or group of securities

◦	Significant rise in losses from surety and director and officer policies written for financial institutions or other insured entities

•	Recession or other economic conditions resulting in lower demand for insurance products or increased payment delinquencies

•	Difficulties with technology or data security breaches, including cyberattacks, that could negatively affect our ability to conduct business and our relationships with agents, policyholders and others

•	Disruption of the insurance market caused by technology innovations such as driverless cars that could decrease consumer demand for insurance products

•
Delays, inadequate data developed internally or from third parties, or performance inadequacies from ongoing development and implementation of underwriting and pricing methods, including telematics and other usage-based insurance methods, or technology projects and enhancements expected to increase our pricing accuracy, underwriting profit and competitiveness

•	Increased competition that could result in a significant reduction in the company’s premium volume

•	Changing consumer insurance-buying habits and consolidation of independent insurance agencies that could alter our competitive advantages

•
Inability to obtain adequate ceded reinsurance on acceptable terms, amount of reinsurance coverage purchased, financial strength of reinsurers and the potential for nonpayment or delay in payment by reinsurers

•	Inability to defer policy acquisition costs for any business segment if pricing and loss trends would lead management to conclude that segment could not achieve sustainable profitability

•	Inability of our subsidiaries to pay dividends consistent with current or past levels

•
Events or conditions that could weaken or harm the company’s relationships with its independent agencies and hamper opportunities to add new agencies, resulting in limitations on the company’s opportunities for growth, such as:

◦	Downgrades of the company’s financial strength ratings

◦	Concerns that doing business with the company is too difficult

◦	Perceptions that the company’s level of service, particularly claims service, is no longer a distinguishing characteristic in the marketplace

◦	Inability or unwillingness to nimbly develop and introduce coverage product updates and innovations that our competitors offer and consumers expect to find in the marketplace

•	Actions of insurance departments, state attorneys general or other regulatory agencies, including a change to a federal system of regulation from a state-based system, that:

◦	Impose new obligations on us that increase our expenses or change the assumptions underlying our critical accounting estimates

◦	Place the insurance industry under greater regulatory scrutiny or result in new statutes, rules and regulations

◦	Restrict our ability to exit or reduce writings of unprofitable coverages or lines of business

◦
Add assessments for guaranty funds, other insurance‑related assessments or mandatory reinsurance arrangements; or that impair our ability to recover such assessments through future surcharges or other rate changes

◦	Increase our provision for federal income taxes due to changes in tax law

◦	Increase our other expenses

◦	Limit our ability to set fair, adequate and reasonable rates

◦	Place us at a disadvantage in the marketplace

◦	Restrict our ability to execute our business model, including the way we compensate agents

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•	Adverse outcomes from litigation or administrative proceedings

•
Events or actions, including unauthorized intentional circumvention of controls, that reduce the company’s future ability to maintain effective internal control over financial reporting under the Sarbanes-Oxley Act of 2002

•
Unforeseen departure of certain executive officers or other key employees due to retirement, health or other causes that could interrupt progress toward important strategic goals or diminish the effectiveness of certain longstanding relationships with insurance agents and others

•	Events, such as an epidemic, natural catastrophe or terrorism, that could hamper our ability to assemble our workforce at our headquarters location
Further, the company’s insurance businesses are subject to the effects of changing social, global, economic and regulatory environments. Public and regulatory initiatives have included efforts to adversely influence and restrict premium rates, restrict the ability to cancel policies, impose underwriting standards and expand overall regulation. The company also is subject to public and regulatory initiatives that can affect the market value for its common stock, such as measures affecting corporate financial reporting and governance. The ultimate changes and eventual effects, if any, of these initiatives are uncertain.
* * *

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Cincinnati Financial Corporation
Condensed Consolidated Balance Sheets (unaudited)

(Dollars in millions except per share data)	December 31,	December 31,
	2017	2016
Assets
Investments
Fixed maturities, at fair value (amortized cost: 2017—$10,314; 2016—$9,799)	$10,699	$10,085
Equity securities, at fair value (cost: 2017—$3,094; 2016—$2,995)	6,249	5,334
Other invested assets	103	81
Total investments	17,051	15,500
Cash and cash equivalents	657	777
Investment income receivable	134	134
Finance receivable	61	51
Premiums receivable	1,589	1,533
Reinsurance recoverable	432	545
Prepaid reinsurance premiums	42	62
Deferred policy acquisition costs	670	637
Land, building and equipment, net, for company use (accumulated depreciation: 2017—$253; 2016—$237)	185	183
Other assets	216	198
Separate accounts	806	766
Total assets	$21,843	$20,386
Liabilities
Insurance reserves
Loss and loss expense reserves	$5,273	$5,085
Life policy and investment contract reserves	2,729	2,671
Unearned premiums	2,404	2,307
Other liabilities	792	786
Deferred income tax	745	865
Note payable	24	20
Long-term debt and capital lease obligations	827	826
Separate accounts	806	766
Total liabilities	13,600	13,326

Shareholders' Equity
Common stock, par value—$2 per share; (authorized: 2017 and 2016—500 million shares; issued and outstanding: 2017 and 2016—198.3 million shares)	397	397
Paid-in capital	1,265	1,252
Retained earnings and accumulated other comprehensive income	7,968	6,730
Treasury stock at cost (2017—34.4 million shares and 2016—33.9 million shares)	(1,387)	(1,319)
Total shareholders' equity	$8,243	$7,060
Total liabilities and shareholders' equity	$21,843	$20,386

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Cincinnati Financial Corporation
Condensed Consolidated Statements of Income (unaudited)

(Dollars in millions except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Revenues
Earned premiums	$1,258	$1,192	$4,954	$4,710
Investment income, net of expenses	156	153	609	595
Realized investment gains and losses, net	(8)	(37)	148	124
Fee revenues	4	4	16	15
Other revenues	1	—	5	5
Total revenues	1,411	1,312	5,732	5,449

Benefits and Expenses
Insurance losses and contract holders’ benefits	809	809	3,390	3,107
Underwriting, acquisition and insurance expenses	389	359	1,546	1,465
Interest expense	14	14	53	53
Other operating expenses	2	2	13	12
Total benefits and expenses	1,214	1,184	5,002	4,637

Income Before Income Taxes	197	128	730	812

Provision (Benefit) for Income Taxes
Current	31	10	129	183
Deferred	(476)	18	(444)	38
Total provision (benefit) for income taxes	(445)	28	(315)	221

Net Income	$642	$100	$1,045	$591

Per Common Share
Net income—basic	$3.92	$0.61	$6.36	$3.59
Net income—diluted	3.88	0.60	6.29	3.55

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures
(See attached tables for reconciliations; additional prior-period reconciliations available at cinfin.com/investors.)
Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.
Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; supplement reporting segment disclosures with disclosures for a subsidiary company or for a combination of subsidiaries or reporting segments; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•
Non-GAAP operating income: Non-GAAP operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) and other significant non-recurring items from net income. Management evaluates non-GAAP operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain

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changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.
For these reasons, many investors and shareholders consider non-GAAP operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents non-GAAP operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•
Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this non-GAAP measure is a useful supplement to GAAP information, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•
Consolidated property casualty insurance results: To supplement reporting segment disclosures related to our property casualty insurance operations, we also evaluate results for those operations on a basis that includes results for our property casualty insurance and brokerage services subsidiaries. That is the total of our commercial lines, personal lines and our excess and surplus lines segment plus our reinsurance assumed operations.

•
Life insurance subsidiary results: To supplement life insurance reporting segment disclosures related to our life insurance operation, we also evaluate results for that operation on a basis that includes life insurance subsidiary investment income, or investment income plus net realized investment gains, that are also included in our investments reporting segment. We recognize that assets under management, capital appreciation and investment income are integral to evaluating the success of the life insurance segment because of the long duration of life products.

•
Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•
Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

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Cincinnati Financial Corporation
Balance Sheet Reconciliation

(Dollars are per share)	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Value creation ratio:
End of period book value	$50.29	$42.95	$50.29	$42.95
Less beginning of period book value	45.86	43.24	42.95	39.20
Change in book value	4.43	(0.29)	7.34	3.75
Dividend declared to shareholders	1.00	0.48	2.50	1.92
Total value creation	$5.43	$0.19	$9.84	$5.67

Value creation ratio from change in book value*	9.7%	(0.7)%	17.1%	9.6%
Value creation ratio from dividends declared to shareholders**	2.2	1.1	5.8	4.9
Value creation ratio	11.9%	0.4%	22.9%	14.5%

* Change in book value divided by the beginning of period book value
** Dividend declared to shareholders divided by beginning of period book value

Net Income Reconciliation

(Dollars in millions except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net income	$642	$100	$1,045	$591
Less:
Realized investment gains and losses, net	(8)	(37)	148	124
Income tax on realized investment gains and losses	2	12	(53)	(44)
Realized investment gains and losses, after-tax	(6)	(25)	95	80
Effects of U.S. tax reform legislation	$495	$—	$495	$—
Non-GAAP operating income	$153	$125	$455	$511

Diluted per share data:
Net income	$3.88	$0.60	$6.29	$3.55
Less:
Realized investment gains and losses, net	(0.05)	(0.23)	0.89	0.74
Income tax on realized investment gains and losses	0.01	0.08	(0.32)	(0.26)
Realized investment gains and losses, after-tax	(0.04)	(0.15)	0.57	0.48
Effects of U.S. tax reform legislation	$2.99	$—	$2.98	$—
Non-GAAP operating income	$0.93	$0.75	$2.74	$3.07

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Life Insurance Reconciliation

(Dollars in millions)	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net income of life insurance subsidiary	$122	$16	$155	$48
Realized investment gains, net	2	4	6	8
Income tax on realized investment gains	—	2	2	3
Effects of U.S. tax reform legislation	111	—	111	—
Non-GAAP operating income	9	14	40	43

Investment income, net of expenses	(38)	(38)	(155)	(155)
Investment income credited to contract holders'	23	23	93	90
Income tax excluding tax on realized investment gains and effects of U.S. tax reform legislation	5	6	21	23
Life insurance segment profit (loss)	$(1)	$5	$(1)	$1

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Cincinnati Financial Corporation

Property Casualty Operations Reconciliation

(Dollars in millions)	Three months ended December 31, 2017
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$1,130	$746	$309	$54	$21
Unearned premiums change	69	50	11	2	6
Earned premiums	$1,199	$796	$320	$56	$27

Statutory ratios:
Combined ratio	94.3%	94.7%	96.3%	79.9%	89.1%
Contribution from catastrophe losses	0.9	0.3	1.9	0.2	6.1
Combined ratio excluding catastrophe losses	93.4%	94.4%	94.4%	79.7%	83.0%

Commission expense ratio	19.2%	19.0%	18.3%	25.3%	24.4%
Other underwriting expense ratio	13.3	14.6	11.7	3.9	12.7
Total expense ratio	32.5%	33.6%	30.0%	29.2%	37.1%

GAAP ratios:
Combined ratio	92.9%	92.9%	95.5%	79.8%	87.0%
Contribution from catastrophe losses	0.9	0.3	1.9	0.2	6.1
Prior accident years before catastrophe losses	(1.3)	(1.2)	(0.5)	(7.1)	1.4
Current accident year combined ratio before catastrophe losses	93.3%	93.8%	94.1%	86.7%	79.5%

(Dollars in millions)	Twelve months ended December 31, 2017
	Consolidated	Commercial	Personal	E&S	Cincinnati Re
Premiums:
Written premiums	$4,840	$3,202	$1,294	$219	$125
Unearned premiums change	(118)	(37)	(53)	(10)	(18)
Earned premiums	$4,722	$3,165	$1,241	$209	$107

Statutory ratios:
Combined ratio	97.2%	96.2%	102.4%	71.9%	117.7%
Contribution from catastrophe losses	7.2	5.0	10.9	1.0	40.7
Combined ratio excluding catastrophe losses	90.0%	91.2%	91.5%	70.9%	77.0%

Commission expense ratio	18.5%	18.1%	17.7%	26.6%	24.5%
Other underwriting expense ratio	12.3	13.6	10.7	3.9	8.0
Total expense ratio	30.8%	31.7%	28.4%	30.5%	32.5%

GAAP ratios:
Combined ratio	97.5%	96.4%	103.0%	71.1%	118.5%
Contribution from catastrophe losses	7.2	5.0	10.9	1.0	40.7
Prior accident years before catastrophe losses	(1.9)	(1.6)	(0.9)	(13.6)	(2.0)
Current accident year combined ratio before catastrophe losses	92.2%	93.0%	93.0%	83.7%	79.8%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

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